CONTACT:
Robert Maige, CFO
Pipeline Technologies, Inc
Telephone: (904) 346-0170
Fax: (904) 399-4088
www.Integriss.com


           Pipeline Signs Agreement to Acquire Achieve Networks, Inc.

JACKSONVILLE,  Fla., Aug. 30 /PRNewswire/--Pipeline  Technologies,  Inc. (OTCBB:
PLTN), the nation's leading provider of Flat Rate Nationwide Calling, marketed under the INTEGRISS brand name, announced today the signing of a Letter of Intent to acquire Achieve Networks, Inc. of Dallas, Texas.

Achieve was established in January of 1999 with the objective of developing a next generation voice over Internet Protocol (VoIP) telecommunications network over which voice, data and applications can be transmitted with toll quality, clarity and reliability. Achieve utilizes a private IP network that would allow Pipeline to control the routing of calls and strictly control calling quality. Pipeline would also be able to acquire bandwidth that is point-to-point and is dedicated solely to its use. Through a strategic alliance with Genuity, Achieve's private network architecture incorporates the latest gateway technologies available. " We are looking forward to joining Achieve's network capabilities with Pipeline's strong marketing capability. Pipeline has the strong customer support, billing, and IT department that is necessary to successfully deploy the VoIP product," stated Mark Roberts, CEO and founder of Achieve.

Pipeline and Achieve have reached an agreement in principle to combine their businesses through the exchange of common stock of Pipeline for the common stock of Achieve. The agreement outlines the terms under which Pipeline would acquire up to 100% of Achieve's stock, but no less than 81%. Completion of the acquisition is subject to a number of contingencies, including execution of a definitive agreement, continuing due diligence, approval of each company's Board of Directors and the consent of achieve's shareholders. Pipeline and Achieve hope to prepare and sign a Definitive Agreement no later than September 7, 2001.

Pipeline Technologies, Inc., a Colorado corporation is the nation's leading provider of VoIP communications solutions for residential and business consumers. The company was established in 1999 with the objective of utilizing VoIP technology and delivering a series of Flat Rate Nationwide Calling Plans to consumers at a much lower cost than today's traditional PSTN long distance inter-exchange carriers. Pipeline has successfully developed a nationwide network of independent sales agents that include retail, Internet, affinity, collegiate and CLEC based marketing organizations. Tim Murtaugh, CEO and founder of Pipeline, stated, "We are very pleased to have this opportunity to join forces with both Achieve and Genuity. We believe that this relationship will enhance our position as the nation's leading company in our segment of the industry."

Genuity Inc. is a leading e-business network provider of high-quality managed Internet infrastructure services to enterprises and service providers. Genuity has built the industry's largest voice over IP network using award-winning technology based on open standards for voice compression and guaranteed quality of service. Its VoIP network is architected to eliminate any single point of failure for network and infrastructure elements, including power, network connectivity, transport and equipment. The network is built on the company's state-of-the-art, fiber backbone spanning 17,500 miles in the United States alone, with global reach. If the acquisition is successfully completed, this equipment will provide Pipeline with the ability to authenticate, process and control large volumes of calls for a fraction of the capital and operating cost of traditional PSTN voice switches.

As a result of the acquisition, Achieve would become a subsidiary of Pipeline, operating out of Dallas, Texas. Pipeline's corporate offices will remain in Jacksonville, FL. The acquisition would create a network footprint to cover all of the United States and 192 countries around the world. This would enable Pipeline to become one of the first worldwide VoIP communications providers. Worldwide revenues in the IP Telephony market are projected to grow from an estimated $1.8 billion in 1995 to $1.9 billion in 2001(Frost and Sullivan).

Note: Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. Forward-looking statements in this announcement are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations, believed to be reasonable, but that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks of completing the acquisition, receipt of the working capital necessary to continue our business, continued growth in the markets in which we compete, continued growth in our revenues, success of our new business model, as well as other factors set forth in our Annual Report on Form 10-KSB. Except as otherwise required by applicable securities laws, we undertake no intent or responsibility to update publicly these forward-looking statements.